Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BERKSHIRE GREY, INC.

The undersigned, Thomas Wagner, hereby certifies that:

1.	He is the duly elected and acting Chief Executive Officer of Berkshire Grey, Inc., a Delaware corporation (the “Corporation”).

2.
The name of the Corporation is Berkshire Grey, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2020  (the “Original Certificate”). The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 19, 2020 (the “Amended and Restated Certificate”), which restated and amended the Original Certificate in its entirety. The second amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (the “Second Amended and Restated Certificate”), which restated and amended the Amended and Restated Certificate in its entirety. The third amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 21, 2021 (the “Third Amended and Restated Certificate”), which restated and amended the Second Amended and Restated Certificate in its entirety.

3.
Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation be amended by amending the first sentence of Article IV to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Seven Hundred and Twenty-Five Million (725,000,000), of which (a) Seven Hundred and Fifteen Million (715,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), including (i) Seven Hundred Million (700,000,000) shares of Class A common stock (the “Class A Common Stock”) and (ii) Fifteen Million (15,000,000) shares of Class C common stock (the “Class C Common Stock”) and (b) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).”

4.
The foregoing Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141 and 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on July 18, 2023.

Berkshire Grey, Inc.

By:	/s/ Thomas Wagner
Thomas Wagner
Chief Executive Officer

[Signature Page to Certificate of Amendment]